Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Questar Corporation for the registration of senior and subordinated debt securities and to the incorporation by reference therein of our reports dated February 20, 2015, with respect to the consolidated financial statements and schedule of Questar Corporation, and the effectiveness of internal control over financial reporting of Questar Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

November 24, 2015